Exhibit 10.77

AMENDMENT NUMBER 4 TO THE
METROPOLITAN LIFE AUXILIARY
SAVINGS AND INVESTMENT PLAN
(RESTATED JANUARY 1, 2008)

The METROPOLITAN LIFE AUXILIARY SAVINGS AND INVESTMENT PLAN ("Plan") is hereby amended as follows, effective as of the dates set forth below.

I. Section 4.3 of the Plan shall be replaced with the following, effective as of July 1, 2013:

4.3    Elections and Tracking of Investment Performance. Subject to the Company’s consent, a Participant may make an election with respect to the investment allocation of future Company contributions as well as existing balances. Such allocation shall be pegged to the performance of one or more of the Core Funds under the Savings and Investment Plan (other than the NEF Frozen Accumulation Account). No investment allocation election shall represent an actual investment in any such fund, but shall merely reflect the performance of such fund. Thus, the Participant’s account balance under this Plan shall be adjusted for income, gains and losses in the same manner as if such Participant had directed the investment of his or her account balance among one or more of the aforementioned funds under the Savings and Investment Plan. The Participant’s ability to change the investment allocation of future contributions and existing balances shall be subject to the same rules and restrictions as apply under the Savings and Investment Plan; however, no Participant shall have the right to: (i) exercise voting, tender or exchange rights with respect to amounts treated as if they were invested in the MetLife Company Stock Fund or (ii) receive any distribution from the Plan in a form other than cash. If a Participant fails to specify the investment allocation of contributions to this Plan, then earnings, gains and/or losses on such contributions shall be determined using the returns from the Core Fund that has been designated as the Savings and Investment Plan’s qualified default investment alternative, until the Participant, Beneficiary, or alternate payee elects a different investment allocation. Notwithstanding the foregoing, it will be within the discretion of the Company whether contributions are actually invested according to each Participant’s stated preferences.

II. Section 10.1 of the Plan is hereby amended by replacing the last paragraph thereof with the following, effective as of January 1, 2014:
Notwithstanding the above, any amendment or group of amendments made effective on the same date, which would increase or decrease the annual cost of Plan benefits for active Plan Participants and former Plan Participants by twenty-five million dollars or more in the aggregate, as determined in good faith by the Plan Administrator, shall take effect only after the action is authorized or ratified by the Board of Directors of Metropolitan Life Insurance Company.

IN WITNESS HEREOF, the Company has caused this amendment to be executed in its name and behalf this 17th day of December, 2013, by its officer thereunto duly authorized.

METROPOLITAN LIFE INSURANCE COMPANY

/s/ Mark J. Davis__________________________

ATTEST: /s/ Lynn Fettig___________________

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